Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Eastern Insurance Holdings, Inc. of our report dated March 14, 2006 relating to the financial statements and financial statement schedules of Eastern Holding Company, Ltd. and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Philandelphia, PA

April 26, 2006